PHOENIX OPPORTUNITIES TRUST

(the “Fund”)

AMENDMENT TO

CLASS A SHARES

AMENDED AND RESTATED DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

under the

INVESTMENT COMPANY ACT OF 1940

THIS AMENDMENT made effective as of the 27th day of June, 2007 amends that certain Class A Shares Amended and Restated Distribution Plan Pursuant to Rule 12b-1 under the Investment Company Act of 1940, dated March 1, 2007 by and for the Fund (the “Plan”) as herein below provided.

W I T N E S S E T H :

WHEREAS, the Fund wishes to amend Appendix A of the Plan to reflect the addition of new series to the Fund which have been approved as parties to the Plan.

NOW, THEREFORE, in consideration of the foregoing premise, Appendix A to the Plan is hereby replaced with Appendix A attached hereto and made a part hereof. Except as herein provided, the Plan shall be and remain unmodified and in full force and effect.

APPENDIX A

Phoenix Bond Fund

Phoenix CA Tax-Exempt Bond Fund

Phoenix Core Bond Fund

Phoenix Earnings Driven Growth Fund

Phoenix Emerging Markets Bond Fund

Phoenix Global Utilities Fund

Phoenix Growth Opportunities Fund

Phoenix High Yield Fund

Phoenix Market Neutral Fund

Phoenix Money Market Fund

Phoenix Multi-Sector Fixed Income Fund

Phoenix Multi-Sector Short Term Bond Fund

Phoenix Real Estate Securities Fund